FOR IMMEDIATE RELEASE

January 26, 2007

Contact: Andy Bower, Chief Financial Officer
Phone: (504) 883-5535

GS Financial Corp. Announces Fourth Quarter and Year-End Results

Metairie, Louisiana -GS Financial Corp. (NASDAQ: GSLA) (the “Company”), the holding company for Guaranty Savings Bank (the “Bank”), announced earnings for the quarter ended December 31, 2006 of $85,000, or $.07 per share, compared to a loss of $4.0 million, or $3.45 per share, for the quarter ended December 31, 2005. For the year ended December 31, 2006, earnings were $2.1 million, or $1.74 per share, compared to a loss of $3.7 million, or $3.11 per share, for the year ended December 31, 2005.

“This has been an outstanding year for GS Financial and Guaranty Savings Bank” noted President Stephen Wessel. “We have achieved many of our goals in the past year with regards to increased loan growth, enhanced product offerings, increased profitability and improved credit quality. While it is currently a challenging rate environment for all banks, I am very excited about 2007 as we are well positioned to grow our institution through well-planned branch network expansion while continuing to participate in the recovery of the Gulf Coast region.”

Earnings for the fourth quarter of 2005 were adversely affected by a $4.8 million provision for loan losses made in light of potential loan losses caused by the impact of Hurricane Katrina. The provision for loan losses was made upon management’s consideration of the impact of both the economic damage suffered by the Bank’s borrowers as a result of Hurricane Katrina as well as wind and flood damage to the properties securing loans. The net impact to earnings caused by this provision was a reduction of $3.2 million to earnings in the fourth quarter of 2005. While Katrina hit in August, 2005, it was not until the fourth quarter of 2005, when borrowers were required to resume payments, that there was sufficient data to make a reasonable estimate of losses in the Company’s loan portfolio.

In 2006, in addition to further information about the impact of Katrina, the Bank has also seen substantial improvement in loan quality as evidenced by substantial reductions in classified and past due loan balances. Based on more current information on the loan portfolio, in the third quarter of 2006 the Bank reversed $2.0 million of the provision for loan losses, resulting in an increase to 2006 net income of $1.3 million.

Net interest income for the quarter ended December 31, 2006 was $1.4 million compared to $1.3 million for the same period in 2005. For the year ended December 31, 2006 net interest income was $6.1 million compared to $5.6 million for calendar 2005, excluding the loan loss provision. The Company’s net interest margin increased to 3.37% for the fourth quarter of 2006 from 3.10% for the year earlier quarter and 3.58% for the year ended December 31, 2006 compared to 3.08% in 2005.

Total assets of the Company at December 31, 2006 amounted to $ 168.4 million compared to $177.6 million at December 31, 2005. There was significant growth in the Company’s loan portfolio during 2006, which occurred in both the commercial real estate and residential mortgage segments. Net loans at December 31, 2006 were $94.0 million compared to $69.7 million at December 31, 2005. Loan quality improved substantially in 2006, and as a result, in the third quarter of 2006, the Bank recognized a reversal of $2.0 million in the allowance for loan losses that had previously been booked in 2005.

The Bank has been formally approved to sell residential mortgages in the secondary market by both Freddie Mac and Fannie Mae. In the fourth quarter of 2006, the Bank recognized $30,000 in gains on loans sold which is included in non-interest income.

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Condensed Consolidated Statements of Financial Condition
(Unaudited)

($ in thousands)	December 31, 2006	December 31, 2005
ASSETS
Cash & Due from Banks	$ 1,892	$ 3,040
Interest Bearing Deposits	6,544	4,515
Federal Funds Sold	2,680	15,000
Securities Available-for-Sale, at Fair Value	55,090	77,344
Loans, Net	93,987	69,657
Accrued Interest Receivable	2,004	1,627
Premises & Equipment, Net	3,578	2,257
Stock in Federal Home Loan Bank, at Cost	982	1,833
Real Estate Held-for-Investment, Net	464	478
Other Assets	1,161	1,863
Total Assets	$ 168,382	$ 177,614

LIABILITIES
Interest Bearing Deposits	119,599	116,671
Non-Interest Bearing Deposits	3,390	2,195
FHLB Advances	17,042	32,106
Other Liabilities	1,064	1,235
Total Liabilities	$ 141,095	$ 152,207

STOCKHOLDERS' EQUITY
Common Stock & Additional Paid in Capital	34,785	34,599
Unearned ESOP Stock	-	(239)
Unearned RRP Trust Stock	(573)	(698)
Treasury Stock	(32,493)	(32,193)
Retained Earnings	25,887	24,136
Accumulated Other Comprehensive Loss	(319)	(198)
Total Stockholders' Equity	$ 27,287	$ 25,407
Total Liabilities & Stockholders' Equity	$ 168,382	$ 177,614

Selected Asset Quality Data
Total Non Performing Assets	191	10,002
Non Performing Assets to Total Assets	0.11%	5.61%
Allowance for Loan Losses to Total Loans	3.82%	7.58%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
($ in thousands, except per share data)	2006	2005	2006	2005
Interest Income	$ 2,706	$ 2,486	$ 11,000	$ 10,466
Interest Expense	1,298	1,182	4,904	4,856

Net Interest Income	1,408	1,304	6,096	5,610
Provision for Loan Losses	-	4,793	(1,981)	4,793
Net Interest Income (Loss) after Provision for Loan Losses	1,408	(3,489)	8,077	817

Noninterest Expense	1,346	1,138	4,926	4,707
Net Income (Loss) Before Non-Interest Income and Income Taxes	62	(4,627)	3,151	(3,890)

Noninterest Income (Loss)	65	(1,211)	50	(1,295)
Income (Loss) Before Tax Expense (Benefit)	127	(5,838)	3,201	(5,185)

Income Tax Expense (Benefit)	42	(1,758)	1,088	(1,508)
Net Income (Loss)	85	(4,080)	2,113	(3,677)
Net Income (Loss) Per Common Share	$ 0.07	$ (3.45)	$ 1.74	$ (3.11)

Selected Operating Data
Weighted Average Shares Outstanding	1,209,180	1,180,941	1,212,173	1,181,313
Return on Average Assets [1]	0.20%	-9.02%	1.21%	-1.96%
Non Interest Expense/Average Assets [1]	3.13%	2.52%	2.82%	2.51%
Net Interest Margin	3.37%	3.10%	3.58%	3.08%
[1] Annualized for the three-month periods ended December 31, 2006 and 2005.